Term Sheet for Restructuring
Existing Loan from
Margie Chassman to
Xechem International, Inc.

- Margie Chassman will advance $1,000,000 to Xechem International, Inc. (the "Company") immediately upon agreement on the terms set forth herein. This advance will be repayable upon the closing on bridge financing in the amount of at least $2 million net proceeds to the Company, as described below. If less than $2 million of net proceeds is raised in the bridge financing, Ms. Chassman's advance will be repaid in part out of the entire excess net proceeds over $1 million. Any portion not repaid out of the bridge financing will be pari passu debt with the bridge debt on all the same terms and conditions.

- The bridge financing shall be in an amount of up to $2.5 million. At least $1 million of net proceeds will be available no later than January 17, 2005, with at least another $1 million to be funded no later than January 31, 2005. The loan will bear interest at the rate of 10% per annum and will be convertible into Company.common stock at $.015 per share. The bridge lenders will receive 5-year warrants to purchase Company common stock, exercisable for $.015 per share payable in cash or surrender of convertible bridge notes, for 50% of the bridge financing. If the stock closes at $.06 per share or more for 20 consecutive trading days, the Company will be entitled, within 90 days thereafter, to call the notes and warrants on 30 days' notice, during which time they may be converted or exercised. The call price for the bridge notes will be the principal amount due thereon plus accrued interest. The call price for the warrants will be the par value of the underlying common stock. The calls may be exercised only if there is in effect a registration statement covering the shares. The bridge financing will be repayable out of the proceeds of the sale of Ceptor common stock by the Company and in any event no later than December 31, 2006 and will be secured by a first priority security interest in the Company's entire position in Ceptor stock. The Company will agree to sell at least 35% of its initial Ceptor position by December 31, 2005, provided, however, if Ceptor shall have failed to cause a registration statement for such stock to become effective by September 30, 2005, then such initial sale period shall be extended to March 31, 2006, and the Company will agree to sell an additional 35% of such original position by June 30, 2006, in each case to the extent necessary to generate funds to repay the bridge financing and the debt owed to Ms. Chassman. Broker-dealers, finders and other intermediaries arranging for the bridge financing will be entitled to cash commissions of 10% of the amount raised. The Company shall also pay legal fees in connection with the bridge financing of up to $30,000. Demand and piggyback registration rights for the Company common stock underlying the warrants and notes will be granted to the bridge lenders. In addition, the Company will agree to use its best efforts to file a registration statement covering such shares within 60 days and, in no event, more than 90 days after the closing

RG

on $2 million of net proceeds to the Company and will thereafter diligently seek to cause the registration statement to be declared effective.

- Ms. Chassman will extend the maturity of the debt currently due to her (approximately $3.9 million plus accrued interest) to December 31, 2006, subject to the required sale of the Company's holdings of Ceptor common stock discussed herein. The debt will be secured by a second priority security interest in the Company's Ceptor common stock position (which will become a first priority lien when and if the bridge financing is repaid in full). The debt will be made convertible into Company common stock at $.015 per share conversion price, provided that no conversion may be effected prior to May 1, 2005, and, provided further, no conversion may be effected if it will result in Ms. Chassman's ownership of 5% or more of the Company's outstanding common stock. In addition, the vested portion of the 30 million warrants related to Ms. Chassman's funding of the Company (approximately 15 million warrants) will be issued immediately, in tranches dated to coincide with the prior funding by Ms. Chassman. The warrants will contain a cashless exercise period and will also be subject to a limitation on exercise that after giving effect to any exercise Ms. Chassman shall not own 5% or more of the Company's outstanding common stock. The unvested portion of the 30 million warrants will be cancelled.

- After repayment (including by conversion) of the bridge financing, two-thirds of the sale proceeds of Ceptor common stock resulting from sales by the Company will be applied to retire the debt due to Ms. Chassman, with the remainder available to the Company. The portion of the debt secured by the Bristol Myers litigation proceeds will continue to be so secured and will be repaid last out of Ceptor common stock sale proceeds.

- In the event that the Company has not received bridge financing proceeds, including any funds advance by Ms. Chassman, of at least $2 million by February 28, 2005, the conversion price on Ms. Chassman's pre-existing debt will be reset at $.02 per share of Company common stock.

The parties, by their signatures hereto, acknowledge that this term sheet shall constitute a binding letter of intent between them. The parties further agree that they shall proceed diligently to agree to definitive documentation of this arrangement on the terms and conditions set forth above.

XECHEM INTERNATIONAL, INC.

By: RPandey ____________________
Ramesh Pandey, CEO

____
Margie Chassman